EXHIBIT 10.28
Director Compensation Summary
(to be effective as of the May 2007 Annual Meeting of the Board of Directors)

     Directors who also are employees of Quanta or any of its subsidiaries do not receive additional compensation for serving as directors. Each non-employee director receives a fee for attendance at each meeting of the Board of Directors or any committee according to the following schedule: $2,000 for attendance at a board meeting in person; $1,000 for attendance at a board meeting by telephone; $1,000 for attendance at a committee meeting in person; and $500 for attendance at a committee meeting by telephone. Upon initial appointment to the Board of Directors other than at an annual meeting of stockholders, for the period from the appointment through the end of the director service year during which the appointment is made, each such initially appointed non-employee director receives a pro rata portion of both (i) an annual cash retainer payment of $30,000 and (ii) an annual award of shares of restricted Common Stock having a value of $75,000. Upon initial election to the Board of Directors at an annual meeting of stockholders, each such initially elected non-employee director receives an annual cash retainer payment of $30,000 and an annual award of shares of restricted Common Stock having a value of $120,000. At every annual meeting of stockholders at which a non-employee director is re-elected or remains a director, each such re-elected or remaining non-employee director receives an annual cash retainer payment of $30,000 and an annual award of shares of restricted Common Stock having a value of $75,000. In addition, at every annual meeting of the Board of Directors, the chairman of the Audit Committee receives an annual cash retainer payment of $10,000, the chairman of the Compensation Committee receives an annual cash retainer payment of $5,000 and the chairman of the Governance and Nominating Committee receive an annual cash retainer payment of $4,000. Unless the director’s service is interrupted, shares of restricted Common Stock awarded to non-employee directors vest over three years in three equal annual installments. Any unvested shares of restricted Common Stock will vest in full if the non-employee director is not nominated for or elected to a new term or resigns at our convenience. If the non-employee director voluntarily resigns or is asked to resign, or is removed for cause prior to vesting, all unvested shares of restricted Common Stock will be forfeited. Directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors or the committees thereof, and for other expenses reasonably incurred in their capacity as directors of Quanta.